Exhibit 99

#42T – July 21, 2011	Contact:	Roger Schrum
+1 843-339-6018
roger.schrum@sonoco.com

Sonoco Reports 2011 Second Quarter Results

Hartsville, S.C. – Sonoco (NYSE: SON), one of the largest diversified global consumer and industrial packaging companies, today reported results for its second quarter ending July 3, 2011.

Second Quarter Highlights

•	Second quarter 2011 GAAP earnings per diluted share were $.52, compared with $.58 in 2010.

•

Base net income attributable to Sonoco (base earnings) for second quarter 2011 was $.60 per diluted share, compared with $.59 in 2010. (See base earnings definition and reconciliation later in this release.)

•	Second quarter 2011 net sales reached a record $1.13 billion, up 12 percent, compared with $1.01 billion in the second quarter of 2010.

•	Base earnings guidance for third quarter 2011 is estimated at $.64 to $.68 per diluted share and $2.46 to $2.54 per diluted share for full-year 2011.

Second Quarter Review

Commenting on the Company’s second quarter results, Chairman and Chief Executive Officer Harris E. DeLoach, Jr. said, “Second quarter base earnings were essentially flat with last year, as our industrial and consumer businesses showed mixed results that were weaker than expected. Overall, volume growth was modest, and productivity improvements, while positive, were off our historical pace.

“Our industrial-focused businesses showed slightly improved operating profits, although business segment results were mixed. For instance, operating profits in our Tubes and Cores/Paper segment were essentially unchanged year over year for the second quarter. Productivity improvements, lower pension expenses and cost reductions in the segment were offset by a negative price/cost relationship stemming from higher recovered paper, energy, freight and other costs relative to the prior year due to the timing of contract resets. Volume was flat in the segment, and earnings were also negatively affected by the mix of business. All Other Sonoco, which consists primarily of industrial-related businesses, showed a 20 percent improvement in operating profits due primarily to productivity improvements.

“On the consumer side, operating profits from our Consumer Packaging segment declined 17 percent as a slight volume improvement and lower pension expenses were more than offset by a negative price/cost relationship, including the impact of higher energy and freight costs, and increased labor expenses. This setback was nearly offset by significantly improved results from our Packaging Services segment which benefitted from higher volume, particularly in our contract packaging operations.”

Second quarter GAAP net income attributable to Sonoco was $53.4 million, or $.52 per diluted share, in 2011, compared with $59.0 million, or $.58 per diluted share, in 2010. Base earnings were $60.8 million, or $.60 per diluted share, in the second quarter, compared with $60.6 million, or $.59 per diluted share, in 2010. Base

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1 North Second Street

Hartsville, S.C. 29550 USA

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Sonoco Reports 2011 Second Quarter Results – page 2

earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring charges, asset impairment charges and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the underlying financial performance of the business.

Excluded from base earnings in the 2011 second quarter were $7.4 million, or $.08 per diluted share, in after-tax restructuring and other charges, largely attributable to the disposition of the Company’s Brazilian plastics operations and the announced closing of the Winnipeg, Manitoba, Canada, flexible packaging operation. After-tax restructuring charges of $1.6 million, or $.01 per diluted share, were excluded from base earnings in the 2010 quarter. Additional information about base earnings and base earnings per share, along with reconciliations to the most closely applicable GAAP financial measures, is provided later in this release.

Net sales for the second quarter were $1.13 billion, compared with $1.01 billion in the same period in 2010. This 12 percent increase was due to higher selling prices, acquisitions, favorable foreign currency translation and, to a lesser extent, improved volume, most notably in the Packaging Services segment. The impact of higher selling prices was realized primarily in the Tubes and Cores/Paper segment, principally driven by higher recovered paper prices.

The Company’s gross profit margin in the second quarter of 2011 was 16.9 percent of sales, compared with 19.1 percent in the same period in 2010. The decline was primarily due to a negative shift in the mix of business, a negative price/cost relationship, and higher labor and other costs. The Company’s selling and administrative costs were essentially unchanged year over year, but because of higher sales the ratio to sales declined to 8.8 percent, compared with 9.9 percent in the same period last year.

Cash generated from operations in the second quarter was $45.9 million, compared with $41.6 million generated in the same period in 2010. Capital expenditures and cash dividends were $41.9 million and $28.9 million, respectively, during the second quarter, compared with $30.5 million and $28.2 million, respectively, during the second quarter of 2010. Debt repayments totaled $31.6 million, and a total of $10.4 million was spent during the quarter to acquire a tubes and cores business in New Zealand and a rigid paper container business in the United Kingdom.

Year-to-date Results

For the first six months of 2011, net sales increased 15 percent to $2.25 billion, compared with $1.95 billion in the first half of 2010. Net income attributable to Sonoco for the first six months of 2011 was $110.8 million ($1.08 per diluted share), compared with $107.5 million ($1.05 per diluted share) in the same period in 2010. Earnings for the first half of 2011 were negatively impacted by after-tax restructuring and other charges of $8.5 million ($.09 per diluted share), compared with $4.1 million ($.04 per diluted share) in the same period in 2010.

Base earnings for the first half of 2011 were $119.3 million ($1.17 per diluted share), compared with $111.6 million ($1.09 per diluted share) in the same period in 2010. This 7 percent year-over-year improvement in base earnings was a result of productivity gains, higher Companywide volumes, primarily a result of six additional accounting days in the Company’s first quarter, and lower pension costs. These positive factors were partially offset by a negative mix of business and higher raw material, energy, freight and other costs. Gross profit as a percent of sales was 17.2 percent, compared with 18.9 percent in the first half of 2010.

For the first six months of 2011, cash generated from operations was $32.1 million, compared with $115.4 million in the same period in 2010. The year-over-year reduction in operating cash flow is due primarily to an $85 million contribution to the Company’s U.S. pension plan in the first quarter. Capital expenditures and cash dividends were $80.2 million and $57.0 million, respectively, for the first half of 2011, compared with $59.0 million and $55.2 million, respectively, in the same period in 2010. The Company also used $46.3 million in the first quarter of 2011 to repurchase common stock on the open market; there were no open-market repurchases in the second quarter or in the first half of 2010.

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Sonoco Reports 2011 Second Quarter Results – page 3

At the end of the second quarter of 2011, total debt was $736 million, an increase from $621 million at the end of 2010. The aforementioned pension contribution and share repurchases were primarily responsible for the increase. The Company’s debt-to-total-capital ratio was 31.5 percent, compared with 29.2 percent at the end of 2010. Cash and cash equivalents at the end of the second quarter totaled $134 million, compared with $158 million at year-end 2010.

Third Quarter and Full-Year 2011 Outlook

Sonoco expects third quarter 2011 base earnings to be in the range of $.64 to $.68 per diluted share. Base earnings in the third quarter of 2010 were a record $.65 per diluted share. For the full-year 2011, base earnings are projected to be in the range of $2.46 to $2.54 per diluted share. The Company had previously provided full-year guidance of $2.52 to $2.60 per diluted share. The Company’s 2011 earnings guidance reflects an expected effective tax rate of approximately 32 percent.

The Company’s base earnings guidance assumes sales demand will remain near the levels experienced during the past several quarters, adjusted for seasonality. Although the Company believes the assumptions reflected in the range of guidance are reasonable, given the volatility of recovered paper and other material prices, as well as uncertainty regarding the pace of any continued improvement in the economy, actual results could vary substantially.

Commenting on the Company’s outlook, DeLoach said, “Lingering unemployment, along with higher grocery and energy prices, have clearly impacted domestic consumer spending during the first half of 2011, which may have impacted volume and mix in certain of our consumer and industrial markets. While this consumer spending trend could continue into the second half, we hope to offset any attrition with new product sales, productivity improvements and cost controls. Our Packaging Services segment has shown improved results in the first half. However, we remain cautious going into the second half due to the previously announced loss of business in contract packaging. In addition, raw material inflation, particularly for recovered paper, may generate some headwind against our Tubes and Cores/Paper segment during the third quarter. Yet overall, we expect improved results in most of our consumer and industrial businesses in the second half, which should lead to record results for Sonoco in 2011.”

Segment Review

Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

Consumer Packaging

Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and plastic); printed flexible packaging; metal and peelable membrane ends and closures; and global brand artwork management.

Second quarter 2011 sales for the segment were $451 million, compared with $392 million in the same period in 2010. Segment operating profit was $35.0 million in the second quarter, compared with $42.1 million last year.

Sales increased by 15 percent during the second quarter due to last year’s acquisition of Associated Packaging Technologies, Inc., a leading thermoformed tray manufacturer for the frozen food industry, higher selling prices and favorable currency translation. Volume growth in flexible packaging and rigid plastic containers was partially offset by declines in rigid paper containers and closures. Operating profits declined 17 percent from the previous year’s results due to a negative price/cost relationship, a change in the mix of business and higher labor costs.

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Sonoco Reports 2011 Second Quarter Results – page 4

Tubes and Cores/Paper

The Tubes and Cores/Paper segment includes the following products: high-performance paper and composite paperboard tubes and cores; fiber-based construction tubes and forms; recycled paperboard, linerboard, corrugating medium, recovered paper and other recycled materials.

Second quarter 2011 sales for the segment were $456 million, compared with $416 million in the same period in 2010. Segment operating profit was $37.3 million, compared with $36.9 million in 2010.

The 10 percent increase in segment sales was due to higher selling prices and favorable currency translation. The year-over-year increase in selling prices was primarily a result of higher old corrugated containers pricing, which had a favorable impact on prices received for recovered paper, paperboard, and tubes and cores, and resulted in a flat price/cost relationship.

Operating profit for the segment was essentially unchanged compared to the prior year period. Productivity improvements, lower pension expense and cost reductions were offset by a negative price/cost relationship relative to the prior year, partially due to the timing of contract resets, and a change in the mix of business.

Packaging Services

The Packaging Services segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semipermanent and permanent point-of-purchase displays; and supply chain management services, including contract packing, fulfillment and scalable service centers.

Second quarter 2011 sales for this segment were $124 million, compared with $114 million in the same period in 2010. Segment operating profit was $8.2 million, compared with $3.6 million in 2010.

The quarter’s 9 percent sales improvement was driven by improved volume in contract packaging and point-of -purchase displays and favorable currency translation. Operating profit for the segment more than doubled due to improved volume.

All Other Sonoco

All Other Sonoco includes businesses that are not aggregated in a reportable segment, and includes the following products: wooden, metal and composite wire and cable reels and spools; molded and extruded plastics; custom-designed protective packaging; and paper amenities, such as coasters and glass covers.

Second quarter 2011 sales in All Other Sonoco were $97 million, compared with $88 million in the same period in 2010. Operating profit for the quarter was $12.3 million, compared with $10.3 million in 2010.

Sales in All Other Sonoco increased 10 percent due to volume gains in molded plastics and reels and spools, higher selling prices and sales from a small acquisition. Operating profit in All Other Sonoco increased 20 percent primarily as a result of productivity gains.

Corporate

Net interest expense for the second quarter of 2011 decreased slightly to $8.2 million, compared with $8.6 million during the same period in 2010. The effective tax rate for the second quarter of 2011 was 32.1 percent, compared with 31.6 percent for the same period in 2010. The effective tax rate on base earnings was 31.9 percent and 31.8 percent in the second quarters of 2011 and 2010, respectively. The effective tax rate on base earnings for the current quarter is higher than the same period last year, primarily as a result of a larger proportion of earnings taxed at higher U.S. rates.

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Sonoco Reports 2011 Second Quarter Results – page 5

Conference Call Webcast

Sonoco will host its regular quarterly conference call today, Thursday, July 21, 2011, at 11 a.m. Eastern time, to review its 2011 second quarter financial results. The live conference call can be accessed in a “listen only” mode via the Internet at http://www.sonoco.com/, under the “Headlines” section. A telephonic replay of the call will be available starting at 2 p.m. Eastern time to U.S. callers at 888-286-8010 and international callers at +1 617-801-6888. The replay passcode for both U.S. and international calls is 17211756. The archived telephone call will be available through July 31, 2011. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.

About Sonoco

Founded in 1899, Sonoco is a $4.1 billion global manufacturer of industrial and consumer products and provider of packaging services, with more than 300 operations in 34 countries, serving customers in some 85 nations. The Company is a proud 2010/2011 member of the Dow Jones Sustainability World Index. For more information on the Company, visit our website at http://www.sonoco.com/.

Forward-looking Statements

Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “will,” “would” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, continued payments of dividends, stock repurchases, producing improvements in earnings, financial results for future periods and creation of long-term value for shareholders.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:

•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	international, national and local economic and market conditions;

•	availability of credit to us, our customers and/or our suppliers in needed amounts and/or on reasonable terms;

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	pricing pressures, demand for products, and ability to maintain market share;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

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Sonoco Reports 2011 Second Quarter Results – page 6

•	ability to win new business and/or identify and successfully close suitable acquisitions at the levels needed to meet growth targets;

•	rate of growth in foreign markets;

•	foreign currency, interest rate and commodity price risk and the effectiveness of related hedges;

•	liability for and anticipated costs of environmental remediation actions;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	loss of consumer or investor confidence; and

•	economic disruptions resulting from terrorist activities.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, http://www.sec.gov/, and from the Company’s investor relations department and the Company’s website, http://www.sonoco.com.

References to our Website Address

References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	July 3, 2011	June 27, 2010	July 3, 2011	June 27, 2010
Net sales	$1,127,865	$1,010,116	$2,245,188	$1,945,249
Cost of sales	936,775	817,592	1,859,889	1,576,967

Gross profit	191,090	192,524	385,299	368,282
Selling, general and administrative expenses	99,273	99,639	201,571	195,775
Restructuring/Asset impairment charges	9,578	2,511	11,895	6,458

Income before interest and income taxes	$82,239	$90,374	$171,833	$166,049
Net interest expense	8,174	8,558	16,911	16,995

Income before income taxes and equity earnings of affiliates	74,065	81,816	154,922	149,054
Provision for income taxes	23,775	25,851	48,959	45,762

Income before equity in earnings of affiliates	50,290	55,965	105,963	103,292
Equity in earnings of affiliates, net of tax	3,416	2,991	5,380	4,217

Net income	53,706	58,956	111,343	107,509
Net (income)/loss attributable to noncontrolling interests	(298)	(3)	(544)	16

Net income attributable to Sonoco	$53,408	$58,953	$110,799	$107,525

Weighted average common shares outstanding – diluted	101,982	102,484	102,371	102,167

Diluted earnings per common share	$0.52	$0.58	$1.08	$1.05

Dividends per common share	$0.29	$0.28	$0.57	$0.55

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Sonoco Reports 2011 Second Quarter Results – page 7

FINANCIAL SEGMENT INFORMATION (Unaudited)

(Dollars in thousands)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	July 3, 2011	June 27, 2010	July 3, 2011	June 27, 2010
Net sales
Consumer Packaging	$450,797	$392,484	$910,206	$774,117
Tubes and Cores/Paper	455,818	415,640	899,885	785,514
Packaging Services	123,789	113,759	244,965	225,672
All Other Sonoco	97,461	88,233	190,132	159,946

Consolidated	$1,127,865	$1,010,116	$2,245,188	$1,945,249

Income before interest and income taxes:
Consumer Packaging – Operating Profit	$34,990	$42,136	$80,934	$87,792
Tubes and Cores/Paper – Operating Profit	37,250	36,920	65,863	58,423
Packaging Services – Operating Profit	8,247	3,568	14,342	8,647
All Other Sonoco – Operating Profit	12,321	10,261	22,840	17,645
Restructuring/Asset impairment charges	(9,578)	(2,511)	(11,895)	(6,458)
Other non-base income/(expense)	(991)	—	(251)	—

Consolidated	$82,239	$90,374	$171,833	$166,049

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(Dollars in thousands)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	July 3, 2011	June 27, 2010	July 3, 2011	June 27, 2010

Net income	$53,706	$58,956	$111,343	$107,509
Asset impairment charges	5,689	1,067	5,509	1,165
Depreciation, depletion and amortization	43,338	40,867	87,679	81,280
Fox River environmental reserves	(358)	(679)	(639)	(1,138)
Pension and postretirement plan expense/contributions	(3,617)	9,416	(93,279)	12,597
Changes in working capital	(18,629)	(37,824)	(67,373)	(81,522)
Other operating activity	(34,209)	(30,217)	(11,165)	(4,519)

Net cash (used) provided by operating activities	45,920	41,586	32,075	115,372

Purchase of property, plant and equipment	(41,926)	(30,518)	(80,217)	(59,032)
Cost of acquisitions, exclusive of cash	(10,395)	(10,214)	(10,395)	(10,214)
Debt (repayments) proceeds, net	(31,593)	658	112,142	(3,649)
Cash dividends	(28,908)	(28,169)	(56,984)	(55,239)
Shares acquired under announced buyback	—	—	(46,297)	—
Other, including effects of exchange rates on cash	15,710	5,807	25,410	(5,105)

Net increase in cash and cash equivalents	(51,192)	(20,850)	(24,266)	(17,867)
Cash and cash equivalents at beginning of period	185,175	188,228	158,249	185,245

Cash and cash equivalents at end of period	$133,983	$167,378	$133,983	$167,378

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Sonoco Reports 2011 Second Quarter Results – page 8

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	July 3, 2011	Dec. 31, 2010
Assets
Current Assets:
Cash and cash equivalents	$133,983	$158,249
Trade accounts receivable, net of allowances	608,802	508,144
Other receivables	30,237	31,917
Inventories	394,189	369,427
Prepaid expenses and deferred income taxes	78,190	89,779

	1,245,401	1,157,516
Property, plant and equipment, net	953,221	944,136
Goodwill	857,115	839,748
Other intangible assets, net	125,485	130,400
Other assets	212,367	209,214

	$3,393,589	$3,281,014

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$762,120	$756,721
Notes payable and current portion of long-term debt	19,374	16,949
Accrued taxes	5,098	6,979

	$786,592	$780,649
Long-term debt, net of current portion	716,807	603,941
Pension and other postretirement benefits	227,056	323,040
Deferred income taxes and other	60,699	65,691
Total equity	1,602,435	1,507,693

	$3,393,589	$3,281,014

Definition and Reconciliation of Non-GAAP Financial Measures

The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” results. Some of the information presented in this press release reflects the Company’s “as reported” results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges, acquisition costs, losses from the early extinguishment of debt, and certain other items, if any, the exclusion of which management believes improves comparability and analysis of the underlying financial performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently. To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information, which includes all of the items impacting financial results, and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below.

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Sonoco Reports 2011 Second Quarter Results – page 9

		Non-GAAP Adjustments (1)
Three Months Ended July 3, 2011	GAAP	Restructuring/Asset Impairment Charges	Other Adjustments	Base

Income before interest and income taxes	$82,239	$9,578	$991	$92,808
Interest expense, net	8,174	—	—	8,174

Income before income taxes	74,065	9,578	991	84,634
Provision for income taxes	23,775	2,903	320	26,998

Income before equity in earnings of affiliates	50,290	6,675	671	57,636
Equity in earnings of affiliates, net of taxes	3,416	—	—	3,416

Net income	53,706	6,675	671	61,052
Net (income)/loss attributable to noncontrolling interests	(298)	27	—	(271)

Net income attributable to Sonoco	$53,408	$6,702	$671	$60,781

Per Diluted Share	$0.52	$0.07	$0.01	$0.60

Three Months Ended June 27, 2010		Non-GAAP Adjustments (1)
	GAAP	Restructuring/Asset Impairment Charges	Other Adjustments	Base

Income before interest and income taxes	$90,374	$2,511	$—	$92,885
Interest expense, net	8,558	—	—	8,558

Income before income taxes	81,816	2,511	—	84,327
Provision for income taxes	25,851	924	—	26,775

Income before equity in earnings of affiliates	55,965	1,587	—	57,552
Equity in earnings of affiliates, net of taxes	2,991	—	—	2,991

Net income	58,956	1,587	—	60,543
Net (income)/loss attributable to noncontrolling interests	(3)	22	—	19

Net income attributable to Sonoco	$58,953	$1,609	$—	$60,562

Per Diluted Share	$0.58	$0.01	$—	$0.59

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Sonoco Reports 2011 Second Quarter Results – page 10

Six Months Ended July 3, 2011		Non-GAAP Adjustments (1)
	GAAP	Restructuring/Asset Impairment Charges	Other Adjustments	Base

Income before interest and income taxes	$171,833	$11,895	$250	$183,978
Interest expense, net	16,911	—	—	16,911

Income before income taxes	154,922	11,895	250	167,067
Provision for income taxes	48,959	3,639	84	52,682

Income before equity in earnings of affiliates	105,963	8,256	166	114,385
Equity in earnings of affiliates, net of taxes	5,380	17	—	5,397

Net income	111,343	8,273	166	119,782
Net (income)/loss attributable to noncontrolling interests	(544)	70	—	(474)

Net income attributable to Sonoco	$110,799	$8,343	$166	$119,308

Per Diluted Share	$1.08	$0.09	$0.00	$1.17

Six Months Ended June 27, 2010		Non-GAAP Adjustments (1)
	GAAP	Restructuring/Asset Impairment Charges	Other Adjustments	Base

Income before interest and income taxes	$166,049	$6,459	$—	$172,508
Interest expense, net	16,995	—	—	16,995

Income before income taxes	149,054	6,459	—	155,513
Provision for income taxes	45,762	2,664	—	48,426

Income before equity in earnings of affiliates	103,292	3,795	—	107,087
Equity in earnings of affiliates, net of taxes	4,217	218	—	4,435

Net income	107,509	4,013	—	111,522
Net (income)/loss attributable to noncontrolling interests	16	61	—	77

Net income attributable to Sonoco	$107,525	$4,074	$—	$111,599

Per Diluted Share	$1.05	$0.04	$—	$1.09

[1]

Restructuring/Asset impairment charges are a recurring item, as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

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